Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”), dated as of February 2, 2023, is made and entered into by and among KOHL’S CORPORATION, a Wisconsin corporation (the “Company”), and MACELLUM BADGER FUND, LP and the other persons and entities listed on Schedule A hereto (collectively the “Macellum Group”). The Company and the Macellum Group are each herein referred to as a “party” and collectively, the “parties”.

WHEREAS, the Company and representatives of the Macellum Group have engaged in discussions regarding various matters concerning the Company;

WHEREAS, as of the date of this Agreement, the Macellum Group beneficially owns common shares of the Company, par value $0.01 per share (the “Common Shares”) and such other securities relating to the Company as set forth on Schedule A hereto; and

WHEREAS, the Company and the Macellum Group believe that the best interests of the Company and its shareholders would be served at this time by, among other things, coming to an agreement with respect to the matters covered in this Agreement and by the Company and the Macellum Group agreeing to the other covenants and obligations contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

1. Chief Executive Officer.

(a) Promptly following the execution of this Agreement, but in no event later than four business days, the Company shall announce Thomas Kingsbury as the Chief Executive Officer of the Company (the “CEO”).

(b) From the date of this Agreement until the termination of the Standstill Period (as defined below), the Macellum Group shall have the right to meet via virtual video conference with representatives of the Company, which shall include Mr. Kingsbury, at least once per fiscal quarter in the two week period following the release of the quarterly earnings results of the Company upon reasonable prior notice and at a mutually agreed time.

2. Voting. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period (and at any action taken by consent of shareholders during such period), the Macellum Group agrees to (i) appear at such shareholders’ meeting or otherwise cause all Common Shares beneficially owned by the Macellum Group and its Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all Common Shares beneficially owned by the Macellum Group and its Affiliates on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board of Directors of the Company (the “Board”) and recommended by the Board in the election of directors and against any proposals to remove any such members of the Board, (b) against any nominees to serve on the Board that have not been recommended by the Board and (c) with respect to all other matters other than a Voting Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s proxy statement, and (iii) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s card”); provided, however, that notwithstanding the foregoing, in the event that both Institutional Shareholders Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal (other than the election or removal of directors), the Macellum Group shall have the right to vote on the Company’s card in accordance with the recommendation of ISS and Glass Lewis with respect to such proposal so long as the Macellum Group does not publicly disclose such vote; provided, further, that with respect to any Voting Exempt Matter, the Macellum Group shall have the ability to vote freely on the Company’s card so long as the Macellum Group does not publicly disclose such vote. For purposes of this Section 2, a “Voting Exempt Matter” means, with respect to the Company: (i) any merger, acquisition, recapitalization, restructuring, financing, share issuances, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party; or (ii) any implementation of takeover defenses not in existence as of the date of this Agreement by the Company. During the Standstill Period, not later than five business days prior to each of the Company’s meetings of shareholders, the Macellum Group shall vote in accordance with this Section 2 and shall not revoke or change any such vote.

3. Standstill.

(a) From the date of this Agreement until the expiration of the Standstill Period, the Macellum Group shall not, and shall cause its Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on its behalf or at its direction, agents and other representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)

make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Common Shares, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit the Macellum Group or its Affiliates from acquiring Common Shares by means other than a tender or exchange offer within the limitations set forth in Section 3(a)(iii));

(ii)

engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;

(iii)

purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities or indebtedness of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Shares of the Company, or any assets or liabilities of the Company such that the Macellum Group collectively may be deemed to beneficially own Common Shares in excess of 4.99% of Common Shares outstanding at such time; provided further that the exercise of any existing call options held as of the date hereof shall not be deemed to violate this provision;

(iv)	seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) acquisition of or disposition of any securities of the Company;

(v)

sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Macellum Group to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of the Macellum Group (any person or entity not set forth in clauses (A)—(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the Common Shares outstanding at such time;

(vi)

take any action in support of or make any proposal or request that constitutes (or would constitute if taken), or make any public statement or, solely with respect to the following clauses (A), (C), (D) or (E), have a discussion with any known shareholder of the Company concerning or with the effect of: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation, as amended (the “Charter”) or Amended By-laws (the “By-laws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)	pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act communicate with shareholders of the Company or others;

(viii)

engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;

(ix)

call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Charter or By-laws, including any “town hall meeting”;

(x)

deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares (other than any such voting trust, arrangement or agreement solely among the Macellum Group or any Affiliate thereof that is otherwise in accordance with this Agreement);

(xi)

act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage or take any other action with respect to the appointment, election or removal of any directors;

(xii)

form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities; provided, however, that nothing in this Agreement shall limit the ability of an Affiliate of the Macellum Group to join the “group” following the execution of this Agreement upon notice to the Company, so long as any such Affiliate first agrees to be bound in writing by the terms and conditions of this Agreement;

(xiii)

demand a copy of the Company’s list of shareholders or its other books and records or make any request under Section 180.1602 of the Wisconsin Business Corporation Law or Section 624 or Section 1315 of the New York Business Corporation Law or equivalent state or federal laws;

(xiv)

commence, encourage, join as a party, or support any litigation, arbitration, derivative action in the name of the Company or any class action or other proceeding against the Company or any of its current or former officers or directors, in each case with the intent of circumventing the provisions of this Section 3, or take any action challenging the validity or enforceability of any of the provisions of this Section 3 or Section 24; provided, however, that the foregoing shall not prevent the Macellum Group from (A) bringing litigation against the Company to enforce the provisions of this Agreement,

(B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Macellum Group or (C) responding to or complying with a validly issued legal process that neither the Macellum Group nor any of its Affiliates initiated, encouraged or facilitated; provided that the Macellum Group shall, to the extent permitted by law, provide the Company with notice of such legal process and will cooperate with the Company, at the Company’s sole expense, in seeking a protective order or other remedy to the extent applicable;

(xv)

engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and which would, in the aggregate or individually, result in the Macellum Group or any member thereof having a “net long position” in the Company that is less than $0;

(xvi)

make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any party; or

(xvii)

enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Macellum Group is prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit or restrict the Macellum Group from: (A) communicating privately with the Board or any executive officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications and subject to the confidentiality obligations to the Company of any such director or officer; (B) privately communicating to any of its potential investors or its investors publicly available information that does not otherwise violate this Agreement regarding the Company consistent with prior practice in any of the Macellum Group’s annual and quarterly investor letters, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and not undertaken with the intent to circumvent Section 3 or Section 24 of this Agreement; and (C) privately communicating to any shareholders of the Company about matters concerning the Company in a manner that otherwise does not violate this Agreement, provided such communications are not reasonably expected to be publicly disclosed, are not undertaken with the intent to circumvent Section 3 or Section 24 of this Agreement and are understood by all parties to be private communications. None of the Macellum Group nor any of its Affiliates shall seek to do directly or indirectly through any director of the Company or other individual anything that would be prohibited under this Agreement if done by any of the Macellum Group or its Affiliates or its agents and representatives.

(b) Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute a Change of Control and which Change of Control transaction was not encouraged, facilitated or solicited by the Macellum Group or any of its Related Persons, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.

(c) For purposes of this Agreement:

(i)	“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the Securities Exchange Commission (the “SEC”) under the Exchange Act;

(ii)	“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)

a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction with a third party whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells all or substantially all of the Company’s assets to a third party;

(v)

“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(vi)	“Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the 18-month anniversary of the date Mr. Kingsbury is no longer CEO.

(d) At any time during the Standstill Period, upon reasonable written notice from the Company to the Macellum Group, the Macellum Group and each member thereof will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by such entity or individual or Affiliates thereof.

4. Representations and Warranties of the Company. The Company represents and warrants to the Macellum Group that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Macellum Group. The Macellum Group represents and warrants to the Company that (a)(i) as of the date of this Agreement, the Macellum Group beneficially owns, directly or indirectly, only the number of Common Shares as described on Schedule A to this Agreement and such schedule includes all Affiliates of the Macellum Group that own any securities of the Company beneficially or of record and reflects all Common Shares in which the Macellum Group has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) the other persons and entities listed on Schedule A hereto are all of the Affiliates of the Macellum Group that beneficially own, directly or indirectly, Common Shares; (a)(iii) as of the date hereof, other than as disclosed herein, the Macellum Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Macellum Group, and constitutes a valid and binding obligation and agreement of the Macellum Group, enforceable against the Macellum Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) Jonathan Duskin has the authority to execute the Agreement on behalf of the Macellum Group and to bind the Macellum Group to the terms of this Agreement, including by virtue of having sole voting and dispositive power over the Macellum Group’s Common Shares; (d) the Macellum Group shall cause its Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by the Macellum Group does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. The Macellum Group represents and warrants that the information previously provided to the Company is true, accurate and complete in all material respects.

6. Public Announcements. No later than the fourth business day following the execution of this Agreement, the Company and the Macellum Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor the Macellum Group shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. Subject to applicable law, no party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release or the terms of this Agreement.

7. SEC Filings.

(a) No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting its entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit, provided that the Company shall first preview such Current Report with the Macellum Group in advance of making such filing and consider comments by the Macellum Group.

(b) The Macellum Group shall not, during the Standstill Period, (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Macellum Group shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and consider comments by the Company.

8. Specific Performance. Each of the Macellum Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Macellum Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

9. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Kohl’s Corporation

N56 W17000 Ridgewood Drive,

Menomonee Falls, Wisconsin

Attn: Senior Executive Vice President, General Counsel and Corporate Secretary

with copies (which shall not constitute notice) to:

Latham & Watkins

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Charles Ruck and Christopher R. Drewry

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, WI 53202-5615

Attn: Dennis Connolly and C.J. Wauters

If to the Macellum Group:

Macellum Advisors GP, LLC

99 Hudson Street, 5th Floor

New York, NY 10013

Attn: Jonathan Duskin

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Elizabeth Gonzalez-Sussman

10. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to any conflict of laws provisions thereof.

11. Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of Wisconsin (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of Wisconsin, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.

14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

16. Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.

17. Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Macellum Group, on the other hand.

20. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable solely by the parties hereto and successors thereto. No party may assign this Agreement or any rights or obligations hereunder without, with respect to the Macellum Group, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Macellum Group, and any assignment in contravention of the foregoing shall be null and avoid.

21. No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

22. Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

23. Expenses. Each of the Company and the Macellum Group shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Macellum Group, within 10 business days of the date that the Company receives reasonable supporting documentation, for its reasonable documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the Macellum Group’s involvement with the Company prior to the date hereof, in an amount not to exceed $400,000.

24. Mutual Non-Disparagement.

(a) The Macellum Group agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory towards, or critical of, the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Representative or the Company’s business; provided, however, that the foregoing shall not prevent the Macellum Group from privately communicating to the Company, or any directors or executive officers of the Company factual information based on publicly available information. Nothing herein or elsewhere in this Agreement shall restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(b) The Company agrees that, until the expiration of the Standstill Period, neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory towards, or critical of, the Macellum Group or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the

“Macellum Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Macellum Group or its Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Macellum Group, any Macellum Representative or the Macellum Group’s business; provided, however, that the foregoing shall not prevent private communications to the Macellum Group or Macellum Representatives of factual information based on publicly available information. Nothing herein or elsewhere in this Agreement shall restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(c) Notwithstanding the foregoing, nothing in this Section 24 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement; provided, that such party must, to the extent legally permissible and practicable, provide written notice to the other party at least five business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws, and shall reasonably consider any comments of the other party. The limitations set forth in Sections 24(a) and 24(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 24(a) and 24(b) if such statement by the other party was made in breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

KOHL’S CORPORATION

By:	/s/ Jason Kelroy

Name: Jason Kelroy
Title: Senior Executive Vice President, General Counsel & Corporate Secretary

MACELLUM GROUP:

MACELLUM BADGER FUND, LP

By: Macellum Advisors GP, LLC

its general partner

By:  /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

MACELLUM BADGER FUND II, LP

By: Macellum Advisors GP, LLC

its general partner

By:  /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

MACELLUM ADVISORS, LP

By: Macellum Advisors GP, LLC

its general partner

By:  /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

MACELLUM ADVISORS GP, LLC

By:  /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

/s/ Jonathan Duskin Jonathan Duskin

SCHEDULE A

MACELLUM PARTIES

Party	Beneficial Ownership
Macellum Badger Fund, LP (“Macellum Badger”)	285,704 Common Shares beneficially owned directly, including 55,000 shares underlying long call options currently exercisable and 1,000 shares held in record name.

Macellum Badger Fund II, LP (“Macellum Badger II”)	5,231,828 Common Shares beneficially owned directly.

Macellum Advisors, LP (“Macellum Advisors”)	As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 285,704 Common Shares beneficially owned directly by Macellum Badger, including 55,000 shares underlying long call options currently exercisable and 5,231,828 Common Shares beneficially owned directly by Macellum Badger II.

Macellum Advisors GP, LLC (“Macellum GP”)	As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 285,704 Common Shares beneficially owned directly by Macellum Badger, including 55,000 shares underlying long call options currently exercisable and 5,231,828 Common Shares beneficially owned directly by Macellum Badger II.

Jonathan Duskin	As the managing member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 285,704 Common Shares beneficially owned directly by Macellum Badger, including 55,000 shares underlying long call options currently exercisable and 5,231,828 Common Shares beneficially owned directly by Macellum Badger II.

EXHIBIT A

FORM OF PRESS RELEASE

NOT FOR IMMEDIATE RELEASE

(See attached)

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